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                                                                   Exhibit 10(i)
                                 PROMISSORY NOTE

$156,250.00                                                   As of May 24, 1999


         FOR VALUE RECEIVED, the undersigned, ARTHUR L. CAHOON ("Maker"), hereby promises to pay to the order of MOBILE AMERICA CORPORATION ("Payee"), a Florida corporation, at the office of the Payee at 10475-110 Fortune Parkway, Jacksonville, Florida 32256, or such other place as the holder may designate in writing, the sum of One Hundred Fifty-six Thousand Two Hundred Fifty and No/100 Dollars ($156,250.00) or such lesser amount as may be outstanding from time to time. This Note will not bear interest so long as Maker performs "substantial services" for Payee as contemplated by Internal Revenue Code Section and the regulations promulgated or proposed thereunder (the "Regulations"). Thereafter, if not prepaid, this Note shall bear interest at a rate equal to the lesser of
(i) the applicable federal rate on the date hereof or (ii) the applicable federal rate on the date Maker no longer performs such "substantial services". Such applicable federal rate shall be calculated as set forth in the Regulations. Interest on this Note shall be computed on the basis of a 360-day year and shall be due and payable on the last day of December of each year, beginning on the last day of the first full calendar year in which Maker no longer performs such substantial services, except as may be provided otherwise below. Any such due and payable interest which is not paid on the last day of any calendar year shall be added to the principal amount hereunder and shall bear interest thereafter at the interest rate provided herein.

         Nothing contained herein shall entitle the holder of this Note to demand or collect interest or charges in the nature of interest in excess of that permitted by law and if any such excess is collected, it shall be promptly paid to the Maker together with interest thereon at the highest lawful rate in effect at the time of such overcharge.

         All obligations of Maker hereunder are secured by the Management Stock Pledge Agreement encumbering shares of common stock of Mobile America Corporation ("Shares") purchased by Maker (the "Stock Pledge"). The Shares have been issued by Holder to Maker under the Mobile America Corporation Incentive Plan.

         The entire principal, together with all accrued but unpaid interest, shall be due and payable on the earlier of (i) the fifth (5th) year anniversary of the date of this Note or (ii) on the date on which there are no remaining Shares subject to the Stock Pledge.

         This Note may be prepaid in whole or in part without penalty at any time. Any partial prepayment shall be applied first against accrued but unpaid interest, and then against outstanding principal.

         After maturity, whether normal maturity or upon acceleration, the unpaid principal balance of this Note and, to the extent permitted by law, any accrued but unpaid interest thereon, shall accrue interest until paid in full at the lesser of five percent (5%) per annum in excess of the stated rate or the highest rate permitted by law.

         The obligations of Maker hereunder are recourse as to Maker except to the extent provided in the Management Stock Pledge Agreement.


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